                                                    EXHIBIT 23.1


                  INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Dillard Department Stores, Inc. and subsidiaries on Form S-3 of our reports (which express an unqualified opinion and include an explanatory paragraph relating to a change in accounting for income taxes) dated February 22, 1995, appearing in and incorporated by reference in the Annual Report on Form 10-K of Dillard Department Stores, Inc. and subsidiaries for the year ended January 28, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York


November 16, 1995
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